Exhibit 99.1

Schedule A

Transactions in the Securities of the Issuer During the Past 60 Days

Shares of Common Stock Bought	Price Per Share ($)	Date of Purchase

	Brian L. Pessin

100,000	1.00	4/17/2025

	Norman H. Pessin

220,000	1.00	4/17/2025